Exhibit 10.1

PROFESSIONAL SERVICES AGREEMENT

This Agreement (“Agreement”) dated this the 6th day of December, 2005 is between AEGIS Assessments, Inc. (“Client”), located at 7975 North Hayden Road, Suite D363, Scottsdale, AZ  85258 and James Lee Witt Associates, LLC (“Consultant”), located at 701 13th Street, NW, Suite 850, Washington, DC  20005.

TYPE OF AGREEMENT:  Professional Services Agreement – Strategic Marketing Consultant Services.

Whereas, Consultant is in the business of providing certain consulting services and is willing to provide such services to Client; and

Whereas, Client desires to utilize Consultant’s services as provided for herein.

Now, therefore, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1.              General Terms and Conditions

The general terms and conditions of this Agreement are set forth in Appendix A, attached hereto and incorporated herein by reference.

2.              Scope of  Work

Consultant shall provide the services set forth in Appendix B, attached hereto and Incorporated herein by reference (“Services”). Consultant shall furnish all reports and deliverables as set forth in Appendix B in accordance with the terms set forth therein (hereafter “Deliverables”).

3.              Period of Performance

The period of this Agreement shall be one year(s) from the signing of this Agreement and shall automatically be renewed for successive 1-year periods subject to adjustments of costs and fees to be agreed upon in writing.

4.              Fees and Payment

4.1                                                         In consideration of Services performed hereunder, Client shall pay Consultant in accordance with Appendix C.

4.2                                                         Payment terms for the Agreement shall be in accordance with paragraph 8 of Appendix A.

5.              Notice

Any notice given by either party shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid, or Federal Express or DHL courier, shipped prepaid, addressed to the parties at the addresses herein designated for each party or at such other addresses as they may hereafter designate in writing.

To: Eric Johnson, Chairman/CEO AEGIS Assessments, Inc.	To: Pate Felts, COO James Lee Witt Associates, LLC
7975 North Hayden Road, Suite D363	701 13th Street, NW, Suite 850
Scottsdale, AZ 85258	Washington, DC 20005
Phone 480.778.9140 ext 103	Phone 202.585.0780
Fax 480.778.1310	Fax 202.585.0792
Email: eric@aegiscorporate.com	Email: pfelts@wittassociates.com

6.              Entire Agreement

Both parties acknowledge that they have read this Agreement, understand it, and agree to be bound by its terms and further agree that it is the entire agreement between the parties hereto which supersedes all prior agreements, written or oral, relating to the subject matter hereof. No modification or waiver of any provision shall be binding unless in writing signed by the party against whom such modification or waiver is sought to be enforced.

In Witness Whereof, Client and Consultant have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

For: Consultant	For: Client

/s/ Pate Felts	Eric Johnson
Signature	Signature

Pate Felts	Eric Johnson
Name (Typed or Printed)	Name (Typed or Printed)

December 6, 2005	December 6, 2005
Date	Date

APPENDIX A

GENERAL TERMS & CONDITIONS

1. CONSULTANT’S RESPONSIBILITIES. Consultant/Contractor (“Consultant”) shall perform the Services utilizing the standard of care normally exercised by professional consulting firms in performing comparable services under similar conditions. CONSULTANT MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

2. CLIENT’S RESPONSIBILITIES. Client shall provide site access to the site or facility at which the Services are to be performed at such times as may reasonably be required by Consultant, and shall make timely payments in accordance with the terms and conditions of this Agreement. Time is of the essence.

To the extent Client has access to information relating to the Services to be performed, Client shall provide such information as is reasonably available and appropriate for the efficient performance of the Services (“Information”). Such Information includes, but is not limited to, available site history and the identification, location, quantity, concentration and character of known or suspected hazardous conditions, wastes, substances or materials that are likely to pose a significant risk to human life, health, safety or to the environment. Consultant shall be entitled to rely upon the Information provided by the Client or the Client’s agents without independent verification except to the extent set forth herein and shall bear no liability arising from such reasonable reliance.

3. COMMENCEMENT AND COMPLETION OF THE SERVICES. The Services shall commence and shall be completed on the respective dates specified in this Agreement or, in the absence of such specification, as soon as good practice and due diligence reasonably permit.

4. PROPRIETARY INFORMATION. Proprietary confidential information (“Proprietary Information”) developed or disclosed by either party under this Agreement shall be clearly labeled and identified as Proprietary Information by the disclosing party at the time of disclosure. When concurrent written identification of Proprietary Information is not feasible at the time of such disclosure, the disclosing party shall provide such identification in writing promptly thereafter.

Proprietary Information shall not be disclosed to any other person except to those individuals who need access to such Proprietary Information as needed to ensure proper performance of the Services.

Neither party shall be liable for disclosure or use of Proprietary Information which: (1) is generally available to the public without breach of this Agreement; (2) is disclosed with the prior written approval of the disclosing party; or (3) is required to be released by applicable law or court order.

Each party shall return all Proprietary Information relating to this Agreement to the disclosing party upon request of the disclosing party or upon termination of this Agreement, whichever occurs first. Each party shall have the right to retain a copy of the Proprietary Information for its internal records and subject to ongoing compliance with the restrictions set forth in this Section. This Section shall survive termination of this Agreement.

5. DELIVERABLES. Upon payment in full for the Services, and unless otherwise agreed (“Deliverables”) shall be the property of the Client. The Consultant shall not disclose the Deliverables relating to the Services to a third party without the prior written authorization of the Client. Client shall be solely responsible for any disclosure of the Deliverables, which may be required by law and agrees to indemnify and hold Consultant harmless for any loss, liability, or claim resulting from Client’s failure to make such disclosure and fully indemnify Consultant. Where applicable law requires immediate disclosure by the Consultant, Consultant shall make its best efforts to give prior notice to Client. At Client’s request and expense, Consultant will assist the Client in making such disclosures as may be required by law.

Notwithstanding the foregoing provisions of this Clause, the Client acknowledges that in the course of its performance under the Contract the Consultant may use products, materials and methodologies proprietary to the Consultant, and the Client agrees that it shall have or obtain no rights in such proprietary products, materials and methodologies except pursuant to a separate written agreement (if any) executed by the parties.

6. INDEMNIFICATION. Each Party (the “Indemnifying Party”) shall defend, indemnify and save the other Party (the “Indemnified Party”), its officers, directors, agents, and employees harmless from and against any and all claims, liabilities, demands, judgments, losses, costs, expenses (including reasonable attorney’s fees), suits, or damages arising by reason of bodily injury, death or damage to a third party’s tangible property sustained by any person or entity (whether or not a party to this Agreement) caused by or attributable to an action of gross negligence or willful misconduct of the Indemnifying Party or an officer, director, agent or employee of Indemnifying Party.

7. ACCEPTANCE. Client shall have five (5) days from the date each deliverable is made to Client to reject all or part of each Deliverable. Each Deliverable, to the extent not rejected in writing by Client, shall be deemed accepted.

8. PAYMENT TERMS. Invoices for the monthly retainer will be submitted on the first of each month and are due upon receipt. Invoices for out of pocket expenses may be submitted on a monthly basis and are due upon receipt. Timely payment is a material part of the consideration for the performance of the Services. Time is of the essence.

In the event that payment has not been made in accordance with the terms of this Agreement, in addition to any other remedy, which Consultant may have under law or equity, Consultant may stop work immediately, without further duty, obligation, and/or liability.

9. CONTRACT CEILING PRICE. For time and material or unit price contracts with a contract ceiling, if at any time Consultant has reason to believe that an increase in such limitation will be necessary, it will give prior notice to that effect providing a written estimate to complete the Services and proposing a new limitation figure and giving appropriate supporting data so that Client may, at its sole discretion, increase such limitation by written modification to this Agreement.

Consultant shall not be required to perform the Services to the extent that such performance exceeds the ceiling price of this Agreement. In the event of a dispute relating to the contract-ceiling price, such dispute shall be resolved in accordance with the Disputes clause of this Agreement.

10. CURRENCY OF PAYMENT. Unless otherwise set forth in this Agreement, all payments shall be made in United States Dollars ($US). Where exchange rates are involved, the rate of exchange between $US and the other currency involved in the transaction shall be the rate of exchange as of the date of invoice. The date of each invoice shall be clearly marked on each invoice.

11. LIMITATIONS OF LIABILITY. IN NO EVENT SHALL CONSULTANT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS OR INTERRUPTION OF BUSINESS) ARISING OUT OF OR RELATED TO THE SERVICES PROVIDED UNDER THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12. HEALTH & SAFETY. Client shall notify Consultant of any known or suspected hazards existing at any site where the Services are to be provided, including but not limited to, hazardous waste, substances or materials and underground utilities.

13. CONFLICT OF INTEREST. The Client acknowledges that the Consultant provides similar services for a broad range of other clients and agrees that Consultant shall be free to work for other clients in matters that do not involve the use of any Proprietary Information that has been disclosed by the Client under the terms of this Agreement or do not directly relate to the specific Services provided by the Consultant to the Client under this Agreement.

14. FORCE MAJEURE. Neither party shall be responsible for any delay or failure in performance, other than the obligation to make payments for work previously performed, to the extent that such delay or failure was caused by a force majeure event including Act of God, war, civil disturbance, governmental action, labor dispute unrelated to and without fault or negligence of the party claiming the force majeure event, computer virus, or denial of access to the site or any other event beyond the reasonable control of the claiming party. For the duration of this Agreement, Consultant will keep a back-up copy of all important documents related to the Project.

Performance under this Agreement shall resume promptly once the cause of delay or failure ceases and an equitable adjustment shall be made to the price and/or schedule of the Services including any mobilization or demobilization costs of Consultant.

15. CHANGED CONDITIONS. The discovery of any hazardous waste, substance or material; underground obstruction; underground utilities; or other latent obstruction to the performance of the Services to the extent that such conditions are not the subject of the Services, and to the extent that such conditions were not brought to the attention of the Consultant prior to execution of this Agreement, or any change in law that materially affects the obligations or rights of either party under this Agreement, shall constitute a materially different site condition entitling the Consultant to an equitable adjustment in the contract price, time of performance, or both, as appropriate. If the change materially changes the nature of the Services, the Consultant may terminate this Agreement as a result of such changed conditions.

16. CHANGES TO THE SERVICES. The Client may direct changes within the general Scope of Work. Upon notification of such direction, the Consultant shall prepare an estimate of the additional costs and time required, if any, to perform the change. Upon mutual written agreement, Consultant shall perform the change and an equitable adjustment shall be made to the price and/or time schedule as appropriate.

17. DISPUTES. Any dispute relating to this Agreement shall be submitted to a panel consisting of at least one representative of each party who shall have the authority to enter into an agreement to resolve the dispute. The panel shall meet for a maximum of three (3) days. Should this dispute resolution be unsuccessful, or if the panel has failed to meet within two (2) weeks of demand for such a meeting by either party, the matter may be submitted by either party to arbitration and no written or oral representation made during the course of any panel proceeding or other settlement negotiations shall be deemed to be a party admission.

The arbitration shall be conducted in accordance with the Arbitration Rules of the American Arbitration Association. The award rendered by the arbitrators shall be final and judgment may be entered upon it in accordance with the applicable law in any court having jurisdiction thereof. The arbitration shall take place in Washington, DC and the laws of the District of Columbia shall apply. Furthermore, in all events, no party shall be liable for indirect, special, consequential or punitive damages.

18. THIRD PARTY LITIGATION. In the event that any litigation, proceeding, or claim (including any investigation which may be preliminary thereto) involving the Services performed by Consultant is commenced by a third party, Consultant shall furnish, if compelled by law or upon the reasonable request of Client, such person or persons from Consultant’s organization as are familiar with the matters embraced within the knowledge of Consultant’s personnel to testify as witnesses and to provide Consultant’s records and such other information and assistance in connection with such litigation, proceeding or claim (or investigation preliminary thereto). To the extent Consultant may be required, either by law or at the request of Client, to provide such testimony, records, information, or assistance, Client shall reimburse Consultant for the reasonable value of its services at its then prevailing rate for comparable work, based on the time expended, and for Consultant’s out-of-pocket expenses incurred in connection therewith in accordance with the provisions of this Agreement.

19. INDEPENDENT CONTRACTOR. The Consultant is an independent contractor and shall not be deemed to be an employee or agent of the Client. Consultant shall indemnify and hold Client harmless against all liability and loss resulting from Consultant’s failure to pay all taxes and fees imposed by the government under employment insurance, social security and income tax laws with regard to Consultant’s employees engaged in the performance of this Agreement.

20. NON-SOLICITATION OF EMPLOYEES. Neither party shall solicit for employment or hire the employees of the other party involved in the management or performance of the Services during the term of this Agreement and for one year thereafter.

21. NONWAIVER. No waiver of any breach of this Agreement shall operate as a waiver of any similar subsequent breach or any breach of any other provision of this Agreement.

22. SEVERABILITY. If any provision of this Agreement is held invalid by a court of competent jurisdiction, such provision shall be severed from this Agreement and to the extent possible, this Agreement shall continue without affect to the remaining provisions.

23. ASSIGNMENT/SUBCONTRACTS. Neither party may assign this Agreement without the written consent of the other party, which shall not unreasonably be withheld.

24. DRAFTING PARTY. Each party has reviewed this Agreement and any question of interpretation shall not be resolved by any rule of interpretation providing for interpretation against the drafting party. This Agreement shall be construed as though drafted by both parties.

25. GOVERNING LAW. The validity, enforceability and interpretation of this Agreement shall be determined and governed by the laws of the District of Columbia and, where applicable by virtue of preemption, under the laws of the United States of America.

26. CAPTIONS. The captions and headings of this agreement are intended for convenience and reference only, do not affect the construction or meaning of this agreement and further do not inform a party of the covenants, terms or conditions of this Agreement or give full notice thereof.

27. ADDITIONAL INSTRUMENTS. The parties agree to provide the other with any and all documents required to carry out any and all obligations in connection with the agreement as set forth herein.

28. NO AGENCY. Except as specifically set forth otherwise, it is agreed and understood that neither party hereto is, by this Agreement or anything herein contained, constituted or appointed agent or representative of the other for any purpose whatsoever, nor shall anything in this Agreement be deemed or construed as granting either party any right or authority to assume or to create any obligation, warranty or responsibility, express or implied, for or in behalf of the other.

29. ORDER OF PRECEDENCE. In the event of a conflict in the terms and conditions of this Agreement, the following order of precedence shall apply:

A.                         This Agreement

B.                          The Rate Schedule (Appendix C)

C.                          The Scope of Work (Appendix B)

D.                         The General Terms and Conditions

(Appendix A)

E.                          Task Orders (if applicable)

F.                          Other Contract Documents

30. ENTIRE AGREEMENT. The parties acknowledge that they have read this Agreement, understand it and agree to be bound by its terms. This Agreement supersedes all prior agreements, whether written or oral, relating to the subject matter hereof. No modification or change to this Agreement shall be binding unless such modification or change is in writing and signed by an authorized representative of each party.

31. OTHER. Neither Party shall disseminate or make use of any materials making reference to the other Party, without the other Party’s written consent. Neither Party shall make any statements or promises relating to the other Party or its Services or any use of the other Party’s name, which is not authorized in writing by the other Party.

32. TERMINATION. This agreement may be terminated at any time by either party provided the requesting party provides the other with 30 days written notice. In this event, Client shall pay for services rendered through the date of termination. Either party may also immediately terminate this Agreement upon a material breach of this Agreement, with no further payment or service obligation.

APPENDIX B

Scope of Work

The Consultant will perform the following services:

•        In an effort to increase market share, assist client with the introduction of their product (the Aegis RadioBridge™) and provide facilitation, consultation and strategic advisory services for Client with public safety and governmental entities (local, State and Federal), Non-governmental Organizations (NGOs) and domestic and international public and private sector entities.

APPENDIX C

Rate Schedule

Compensation. Compensation for services will be based as follows:

For services performed under Appendix B, Consultant shall be paid a monthly retainer of $10,000.

In addition, within 30-days of signing this Agreement, Consultant shall receive compensation in the amount 1 million warrants to purchase 1 million shares of common stock at 30 cents per share.

In addition, Consultant shall be reimbursed for all out-of-pocket expenses reasonably associated with services performed and in accordance with Consultant’s expense reimbursement policy. Expenses shall be approved in advanced by Client.